Exhibit 99.1

Gryphon Gold 2008 Resource Model Update

2007 drill program results in a 704,000 ounce increase in gold resources

Vancouver, B.C. – April 28, 2008 - Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) reports that its new CIM compliant NI 43-101 gold resource inventory for the Borealis property expands the gold resource by 704,000 ounces (comprised of 318,000 ounces of measured and indicated and 495,000 ounces of inferred resources) for a 39% increase over the January 2007 inventory. The increase is a result of both an improvement in the over all grade of the deposits and an increase in the total tonnage resulting from the successful 2007 drill program. The gold resource inventory is now calculated to be 1,422,500 ounces of measured and indicated gold and 1,104,500 ounces of inferred gold versus 1,213,500 ounces of measured and indicated and 609,200 inferred as per the previous January 2007 calculation.

Comparison table:
Date	Measured			Indicated			Inferred
	Tons	Grade	Ozs of	Tons	Grade	Ozs of Gold	Tons	Grade	Ozs of Gold
	,000	Oz/ton	Gold	,000	Oz/ton		,000	Oz/ton

January, 2007	16,360	0.031	503,700	24,900	0.029	709,800	1,000	0.020	609,200

May, 2008	6,600	0.058	383,900	29,000	0.035	1,038,600	50,300	0.022	1,104,500

The new technical report will be filed with Canadian securities regulatory agencies on SEDAR and made available on the Company’s website at www.gryphongold.com in early May, 2008. The assays for Gryphon Gold’s drilling were prepared by Inspectorate America Corp. and American Assay Laboratories, both of Sparks, Nevada.

Dr. Roger C. Steininger, Consulting Geologist, is a Qualified Person as defined by NI 43-101 of the Canadian Securities Administrators and the principal author of the May 2008 NI 43-101 technical report. AMEC, a world leader in the provision of technical services, reviewed and audited the drill hole database used to develop the new resource. Modeling of the in situ resource was conducted by Steven F. Wolff, Mining Engineering Consultant and confirmed by Dr. Steininger, QP. Mr. Alan C. Noble, P.E. of Ore Reserves Engineering, a Qualified Person, modeled the stockpiled resource.

All of Gryphon Gold’s drilling was logged (and all the relevant historic core and chips were re-logged) in detail to insure consistency in defining the geology and the alteration that is closely related to the gold mineralization. New oxidization boundaries were developed for each deposit and new grade boundary contours were constructed on cross sections throughout the deposits to assist in developing reliable resource estimates. A complete audit of the database was conducted to eliminate drill holes that may have down-hole contamination. These measures insure the quality of the characterization of these gold ounces.

The enhanced geological model of the Central Borealis deposits that Gryphon Gold’s geologists have developed over the past three years is proving successful. It effectively identified areas of potential mineralization that were subsequently drilled and resulted in this significant expansion of the Central Borealis gold resource. Additionally, the enhanced resource model has identified areas where these resources are still open to expansion and it has indicated areas where additional higher-grade material is likely to be delineated.

An internal feasibility study incorporating the results of the new resource calculation is in progress and a report supporting the viability of a heap leach mine for the oxide portion of the Central Borealis resource is anticipated to be ready for release in July 2008.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION
Anthony (Tony) Ker, CEO

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information please contact:

  Tony Ker, Chief Executive Officer, 604-261-2229, or email at tker@gryphongold.com, or alternatively
  Michael Longinotti, CFO, 604-261-2229, or email at mlonginotti@gryphongold.com

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, projections, our planned exploration and drilling programs, expected results for the updated report for the Borealis property, timing of the heap-leach feasibility study and drilling results, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated," and "inferred" "resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.